Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2026 RESULTS

Results Reflect Record Net Interest Income and Continued BaaS Growth, Offset by Credit Expenses Taken on Single Partner Relationship
Company Release: July 30, 2026
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), through which it operates a community-focused bank segment ("community bank") with an industry leading banking as a service ("BaaS") segment ("CCBX"), today reported unaudited financial results for the quarter ended June 30, 2026, including net loss of $42.1 million, or $(2.76) per diluted common share, compared to net income of $12.0 million, or $0.78 per diluted common share, for the three months ended March 31, 2026 and $11.0 million, or $0.71 per diluted common share, for the three months ended June 30, 2025. The net loss is primarily attributable to a $68.8 million credit expense related to a single, isolated CCBX partner relationship.

Management Discussion of the Second Quarter Results

“Our second quarter results reflect continued performance of our core franchise, which was offset by decisive action we took on a single non-public company partner relationship. Based on our assessment, we recorded the potential impact fully and in accordance with our credit protection framework. We believe this is an isolated issue pertaining to one partner and does not reflect a change in our view of our broader partner portfolio or BaaS model. We remain focused on disciplined and sustainable growth by partnering with organizations that align with our long-term strategy, thoughtfully expanding our product offerings, and continuing to build a resilient BaaS platform designed to deliver value for all stakeholders,” stated CEO Eric Sprink.

“Despite these credit expenses, we delivered solid loan growth of 9.0%, increased BaaS program income, and continued to deepen relationships with our established partners while advancing new products that support our strategy,” added Sprink. “Our CCBX segment expanded product offerings with existing partners during the quarter while advancing new partners through onboarding toward launch and active status in alignment with our long-term strategy. We also experienced solid quarter-over-quarter growth in BaaS program income, reflecting continued momentum across our diversified revenue streams.”

“Looking ahead, we remain focused on disciplined, sustainable growth by strengthening relationships with larger, well-established partners, thoughtfully expanding our product offerings, and continuing to invest in the infrastructure, technology and risk management capabilities that support our platform. Our operating momentum, our disciplined approach to partner selection, and our strong capital and liquidity position leave us confident in our ability to execute and to create long-term value for shareholders,” concluded Sprink.

Key Points for Second Quarter

•CCBX Partner and Product Expansion. As of June 30, 2026 we had one partner in testing, one in implementation/onboarding, and three signed letters of intent (LOIs). Our active pipeline positions us for continued growth, with new partnership opportunities and product launches expected for the remainder of 2026. Total BaaS program fee income was $12.0 million for the three months ended June 30, 2026, an increase of $1.1 million, or 10.3%, from the three months ended March 31, 2026.

"Our technology modernization initiatives continue to strengthen the CCBX platform, improving operational efficiency, enhancing the partner experience and supporting long-term scalability," stated CCBX President Brian Hamilton.

•Items Affecting Second Quarter Results. Significant items impacting June 30, 2026 results included a $22.8 million provision for credit losses and a $46.0 million valuation adjustment to the credit enhancement asset, both related to one partner, not expected to be fully collected under its indemnification arrangement. These items followed an individual assessment of collectability. We also recorded $4.4 million of capitalized software amortization due to shortened useful lives associated with technology modernization.

•Positive On- and Off-Balance Sheet Trends Continue. At June 30, 2026 we swept off $4.26 billion in deposits for Federal Deposit Insurance Corporation ("FDIC") insurance and liquidity purposes, and generated $1.2 million in noninterest income during the quarter ended June 30, 2026, an increase of $467,000, or 65.8%, from $710,000 for the quarter ended March 31, 2026 and an increase of $820,000, or 229.7% from $357,000 for the quarter ended June 30, 2025.

During the second quarter of 2026, we sold $4.56 billion of loans, including $3.68 billion of additional credit card receivables originated through ongoing cardholder spend and revolving activity and sold under existing forward flow arrangements, compared to $3.28 billion of sold loans in the quarter ended March 31, 2026, including $2.63 billion sold under the same forward flow arrangements. As of June 30, 2026 there were 881,659 off-balance sheet credit cards with fee earning potential, an increase of 214,636, or 32.18%, compared to the quarter ended March 31, 2026 and an increase of 567,832, or 180.94%, from June 30, 2025.

Capital and Liquidity

The Company and the Bank remained well capitalized at June 30, 2026, with a Company common equity Tier 1 ratio of 10.86%, a Tier 1 leverage ratio of 9.11%, and a total risk-based capital ratio of 13.30%, each above the levels required to be considered well capitalized. The quarter’s charges reduced capital ratios by approximately one percentage point, and the Company retained $1.01 billion of cash and cash equivalents and $1.12 billion of additional contingent borrowing capacity, with no borrowings outstanding as of June 30, 2026. The Company’s capital efficient model, including ongoing loan sales and off-balance sheet deposit and card programs, continues to support internal capital generation.

Executive Chairman Appointment

The Company also announced that Christopher D. Adams, Chairman since 2019 and a member of the Board since 2016, has been appointed Executive Chairman of Coastal Financial Corporation, effective immediately. In this expanded capacity, Mr. Adams will devote additional time to long-term strategy, leadership development, and external engagement, and partner closely with Mr. Sprink and the rest of the management team.

Second Quarter 2026 Financial Highlights
The tables below outline some of our key operating metrics.

	Three Months Ended
(Dollars in thousands, except share and per share data; unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Income Statement Data:
Interest and dividend income	$118,554	$111,681	$107,886	$109,027	$107,797
Interest expense	29,187	28,324	28,521	31,126	31,060
Net interest income	89,367	83,357	79,365	77,901	76,737
Provision for credit losses	92,157	51,398	48,041	56,598	32,211
Net interest (loss) income after provision for credit losses	(2,790)	31,959	31,324	21,303	44,526
Noninterest income	88,707	66,077	58,661	66,777	42,693
Noninterest expense	141,111	83,452	72,804	70,172	72,832
(Benefit) provision for income tax	(13,089)	2,565	4,538	4,316	3,359
Net (loss) income	$(42,105)	$12,019	$12,643	$13,592	$11,028

	As of and for the Three Month Period
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Balance Sheet Data:
Cash and cash equivalents	$1,008,448	$1,495,467	$736,970	$642,258	$719,759
Investment securities	45,246	46,169	48,247	43,942	45,577
Loans held for sale	107,838	124,039	71,216	42,894	60,474
Loans receivable	4,208,270	3,859,379	3,749,531	3,703,848	3,540,330
Allowance for credit losses	(213,724)	(172,427)	(169,530)	(173,813)	(164,794)
Total assets	5,456,152	5,663,829	4,741,437	4,553,076	4,480,559
Interest bearing deposits	4,249,420	4,462,003	3,564,583	3,408,160	3,358,216
Noninterest bearing deposits	612,478	579,161	579,616	564,403	555,355
Core deposits (1)	4,850,783	5,028,967	4,131,911	3,959,360	3,441,624
Total deposits	4,861,898	5,041,164	4,144,199	3,972,563	3,913,571
Total borrowings	48,112	48,074	48,036	47,999	47,960
Total shareholders’ equity	$463,447	$503,762	$490,959	$475,277	$461,709

Share and Per Share Data (2):
(Loss) earnings per share – basic	$(2.76)	$0.79	$0.84	$0.90	$0.73
(Loss) earnings per share – diluted	$(2.76)	$0.78	$0.82	$0.88	$0.71
Dividends per share	—	—	—	—	—
Book value per share (3)	$30.33	$33.05	$32.43	$31.45	$30.59
Tangible book value per share (4)	$30.05	$32.76	$32.13	$31.45	$30.59
Weighted avg outstanding shares – basic	15,243,357	15,179,447	15,116,005	15,093,274	15,033,296
Weighted avg outstanding shares – diluted	15,243,357	15,422,822	15,455,856	15,443,987	15,447,923
Shares outstanding at end of period	15,280,689	15,241,491	15,140,192	15,112,000	15,093,036
Stock options outstanding at end of period	65,835	68,585	118,881	122,206	126,654

	As of and for the Three Month Period
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Credit Quality Data:
Nonperforming assets (5) to total assets	1.38%	1.19%	1.35%	1.31%	1.36%
Nonperforming assets (5) to loans receivable and OREO	1.79%	1.75%	1.71%	1.61%	1.72%
Nonperforming loans (5) to total loans receivable	1.79%	1.75%	1.71%	1.61%	1.72%
Allowance for credit losses to nonperforming loans	284.2%	259.3%	264.4%	290.8%	270.7%
Allowance for credit losses to total loans receivable	5.08%	4.47%	4.52%	4.69%	4.65%
Gross charge-offs	$58,218	$54,523	$55,189	$54,534	$53,780
Gross recoveries	$7,583	$4,936	$5,114	$5,289	$4,467
Net charge-offs to average loans (6)	4.90%	5.13%	5.31%	5.37%	5.54%

Capital Ratios:
Company
Tier 1 leverage capital	9.11%	10.09%	10.62%	10.54%	10.39%
Common equity Tier 1 risk-based capital	10.86%	12.08%	12.43%	12.33%	12.32%
Tier 1 risk-based capital	10.94%	12.17%	12.52%	12.42%	12.41%
Total risk-based capital	13.30%	14.54%	14.95%	14.88%	14.90%
Bank
Tier 1 leverage capital	9.12%	10.10%	10.60%	10.49%	10.33%
Common equity Tier 1 risk-based capital	10.97%	12.19%	12.50%	12.37%	12.36%
Tier 1 risk-based capital	10.97%	12.19%	12.50%	12.37%	12.36%
Total risk-based capital	12.27%	13.48%	13.79%	13.66%	13.65%
(1)Core deposits are defined as all deposits excluding brokered and time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of intangible assets on book value.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
Key Performance Ratios
Return on average assets ("ROA") was (3.32)% for the quarter ended June 30, 2026 compared to 0.98% and 0.99% for the quarters ended March 31, 2026 and June 30, 2025, respectively. The decline in ROA compared to the prior quarters was primarily attributable to charges related to one partner relationship, including a valuation adjustment to the related credit enhancement asset and an increase in the provision for credit losses. ROA was also impacted by higher noninterest expense, including a loss on disposal of internally developed software and increased data processing and software license costs. See the "Provision for Credit Losses" and "Noninterest Expense" discussions below for additional information.
Compared to the quarter ended March 31, 2026, yield on earning assets increased 0.27% while yield on loans receivable decreased by 0.02%. Average loans receivable as of June 30, 2026 increased $269.8 million compared to March 31, 2026 as net CCBX loans continue to grow, despite selling $4.56 billion in CCBX loans during the quarter ended June 30, 2026.

Compared to the quarter ended June 30, 2025, yield on earning assets declined 0.28% and yield on loans receivable declined by 0.36%. Average loans receivable as of June 30, 2026 increased $580.6 million compared to June 30, 2025.

The quarter over quarter volatility in the efficiency ratio and noninterest income to average asset performance metrics were driven by changes in the credit enhancement on CCBX loans, which is included within noninterest income, due to changes in CCBX provision expense. Although these items have historically been largely offsetting, a portion of the second quarter 2026 provision was not expected to be fully recovered under a partner indemnification arrangement, resulting in a net adverse impact on earnings. The quarter over quarter change in ROA and return on average equity are related to the expenses previously mentioned.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended
(unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Return on average assets (1)	(3.32)%	0.98%	1.09%	1.19%	0.99%
Return on average equity (1)	(33.10)%	9.80%	10.41%	11.52%	9.72%
Yield on earnings assets (1)	9.65%	9.38%	9.55%	9.80%	9.92%
Yield on loans receivable (1)	10.74%	10.76%	10.63%	10.95%	11.11%
Cost of funds (1)	2.62%	2.59%	2.77%	3.07%	3.13%
Cost of deposits (1)	2.57%	2.56%	2.74%	3.04%	3.10%
Net interest margin (1)	7.27%	7.00%	7.03%	7.00%	7.06%
Noninterest expense to average assets (1)	11.13%	6.78%	6.25%	6.13%	6.52%
Noninterest income to average assets (1)	7.00%	5.37%	5.04%	5.83%	3.82%
Efficiency ratio	79.24%	55.85%	52.75%	48.50%	60.98%
Loans receivable to deposits (2)	88.77%	79.02%	92.20%	94.32%	92.01%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.

Second Quarter Conference Call

The Company will host its second quarter conference call on July 30, 2026 at 8 a.m. ET (5 a.m. PT). A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.coastalbank.com/

Q2 Earnings Call Webcast Link: Link to Earnings Call

Coastal Financial Corporation Overview
The Company has one main subsidiary, the Bank, which consists of three segments: CCBX, the community bank and treasury & administration. The CCBX segment includes all of our BaaS activities, the community bank segment includes all community banking activities and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.

CCBX Performance Update
Our CCBX segment continues to evolve, and we have 30 relationships, at varying stages, including one partner in testing, one in implementation/onboarding, three signed LOIs and three winding down as of June 30, 2026. We continue to focus on the composition of our partner portfolio by emphasizing relationships with well-established organizations that align with our long-term strategy, while continually evaluating our portfolio to ensure it reflects our risk and return objectives. As part of this disciplined approach, we remain focused on strengthening existing partnerships, thoughtfully expanding product offerings, and selectively adding new relationships that complement our platform and support sustainable growth.

Our strategy is centered on building long-term partnerships and leveraging the scale of our existing relationships to drive continued growth while maintaining a strong focus on prudent risk management and operational excellence.

Increased partner activity and transaction volumes are driving growth in noninterest income, a trend we expect to continue as existing products scale and new offerings are introduced. As part of our strategy to manage partner and lending limits, as well as overall portfolio composition and credit quality, we plan to continue selling loans. We also retain a portion of the fee income associated with processing transactions on sold credit card loans. This revenue stream continues to grow and is expected to provide ongoing income without adding balance sheet risk or capital requirements.

As our deposit base grows, we expect to continue moving deposits on and off the balance sheet, subject to applicable agreements, to manage liquidity, FDIC insurance coverage, and deposit program operations. This deposit sweep capability allows us to better manage liquidity and deposit programs. At June 30, 2026 we swept off $4.26 billion in deposits for FDIC insurance and liquidity purposes, and generated $1.2 million in noninterest income during the quarter ended June 30, 2026, compared to $710,000 for the quarter ended March 31, 2026. During the quarter ended June 30, 2026, eight partner programs were in various stages of expansion to include additional products, such as lines of credit, deposit programs, asset backed credit cards, credit cards, and other lending products. The expansion of these and other partner initiatives is expected to drive higher partner revenue in upcoming periods.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Active	22	20	20
Friends and family / testing	1	2	2
Implementation / onboarding	1	3	2
Signed letters of intent	3	2	5
Wind down - active but preparing to exit relationship	3	3	0
Total CCBX relationships	30	30	29

Total exited relationships life to date	10	9	8

CCBX loans increased $341.6 million, or 18.1%, to $2.23 billion despite selling $4.56 billion in loans during the three months ended June 30, 2026, $3.68 billion of which was new activity on previously sold credit card loans.

The following table details the CCBX loan portfolio:

CCBX	As of
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$204,835	9.2%	$176,384	9.4%	$199,675	11.9%
All other commercial & industrial loans	24,638	1.1	21,792	1.2	26,142	1.6
Real estate loans:
Residential real estate loans	324,873	14.6	266,037	14.1	234,786	14.0
Consumer and other loans:
Credit cards	753,171	33.8	693,485	36.8	533,925	31.8
Other consumer and other loans	918,779	41.3	726,943	38.5	686,321	40.7
Gross CCBX loans receivable	2,226,296	100.0%	1,884,641	100.0%	1,680,849	100.0%
Net deferred origination fees	(544)		(517)		(569)
Loans receivable	$2,225,752		$1,884,124		$1,680,280
Loan Yield - CCBX (1)(2)	14.56%		15.01%		16.22%

(1)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in CCBX loans in the quarter ended June 30, 2026, includes an increase of $251.5 million, or 17.7%, in consumer and other loans, an increase of $58.8 million, or 22.1%, in residential real estate and an increase of $28.5 million, or 16.1%, in capital call lines as a result of normal balance fluctuations and business activities. We sold $4.56 billion in CCBX loans during the quarter ended June 30, 2026 compared to sales of $3.28 billion in the quarter ended March 31, 2026. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio earnings and generate off-balance sheet fee income. CCBX loan yield decreased 0.45% for the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026 due to a change in overall mix of loans compared to the quarter ended March 31, 2026.

The following charts show the growth and quarter over quarter changes in credit card accounts that generate fee income. This includes accounts with balances, which are included in our loan totals, and accounts that have been sold and have no corresponding balance in our loan totals, both of which generate fee income.

CCBX Credit Cards
Number of Accounts
651,576
313,827
337,749
795,192
396,812
398,380
986,213
550,977
435,236
1,123,340
667,023
456,317
1,382,007
881,659
500,348
June 30, 2025
September 30, 2025
December 31, 2025
March 31, 2026
June 30, 2026
Credit Card - On-Balance Sheet Accounts
Credit Card - Off-Balance Sheet Accounts

Quarter over Quarter Change in CCBX Credit Cards
38.9%
26.4%
24.0%
32.2%
22.0%
23.0%
21.1%
13.9%
18.0%
9.3%
9.6%
4.8%
June 30, 2025
September 30, 2025
December 31, 2025
March 31, 2026
June 30, 2026
Percent Change in On-Balance Sheet Credit Cards
Percent Change in Off-Balance Sheet Credit Cards
Percent Change in Total Credit Cards

The following table details the CCBX deposit portfolio:

CCBX	As of
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$109,634	3.3%	$77,890	2.2%	$60,448	2.6%
Interest bearing demand and money market	2,723,084	82.8	3,121,888	90.0	2,231,159	94.5
Savings	455,014	13.9	268,444	7.7	51,523	2.2
Total core deposits	3,287,732	100.0	3,468,222	100.0	2,343,130	99.3
Other deposits	—	0.0	—	0.0	17,013	0.7
Total CCBX deposits	$3,287,732	100.0%	$3,468,222	100.0%	$2,360,143	100.0%
Cost of deposits (1)	3.19%		3.17%		3.96%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX deposits reported on the balance sheet decreased $180.5 million, or 5.2%, in the three months ended June 30, 2026 to $3.29 billion. The decline was primarily attributable to increased use of off-balance sheet sweep arrangements and does not reflect a decline in underlying partner deposit activity. Deposits swept off-balance sheet for increased FDIC insurance coverage and liquidity purposes increased to $4.26 billion at June 30, 2026, compared to $2.81 billion for the quarter ended March 31, 2026, demonstrating continued growth in partner balances despite lower reported on-balance-sheet balances. Using third-party facilitator/vendor sweep products, amounts in excess of FDIC insurance coverage are swept off-balance sheet to participating financial institutions.
Community Bank Performance Update

In the quarter ended June 30, 2026, the community bank saw net loans increase $7.3 million, or 0.4%, to $1.98 billion, as a result of loan originations and normal balance fluctuations.

The following table details the community bank loan portfolio:

Community Bank	As of
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans	$237,176	11.9%	$235,603	11.9%	$149,926	8.0%
Real estate loans:
Construction, land and land development loans	221,562	11.2	234,911	11.8	194,150	10.4
Residential real estate loans	199,530	10.0	199,185	10.1	198,844	10.7
Commercial real estate loans	1,319,798	66.4	1,300,547	65.6	1,310,882	70.2
Consumer and other loans:
Other consumer and other loans	10,760	0.5	11,587	0.6	12,230	0.7
Gross community bank loans receivable	1,988,826	100.0%	1,981,833	100.0%	1,866,032	100.0%
Net deferred origination fees	(6,308)		(6,578)		(5,944)
Loans receivable	$1,982,518		$1,975,255		$1,860,088
Loan Yield(1)	6.57%		6.58%		6.53%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

The increase in community bank loans consisted of an increase of $19.3 million in commercial real estate loans, an increase of $1.6 million in commercial and industrial loans and an increase of $345,000 in residential real estate loans, partially offset by a decrease of $13.3 million in construction, land and land development loans, and $827,000 in consumer and other loans during the quarter ended June 30, 2026.

The following table details the community bank deposit portfolio:

Community Bank	As of
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$502,844	31.9%	$501,271	31.9%	$494,907	31.9%
Interest bearing demand and money market	1,005,748	63.9	1,006,623	64.0	545,655	35.1
Savings	54,459	3.5	52,851	3.4	57,933	3.7
Total core deposits	1,563,051	99.3	1,560,745	99.2	1,098,495	70.7
Other deposits	1	0.0	1	0.0	440,975	28.4
Time deposits less than $250,000	7,283	0.5	8,121	0.5	5,299	0.3
Time deposits $250,000 and over	3,831	0.2	4,075	0.3	8,659	0.6
Total community bank deposits	$1,574,166	100.0%	$1,572,942	100.0%	$1,553,428	100.0%
Cost of deposits(1)	1.46%		1.46%		1.77%
(1)Cost of deposits is annualized for the three months ended for each period presented.

Community bank deposits increased $1.2 million, or 0.1%, during the three months ended June 30, 2026 to $1.57 billion as a result of normal growth and balance fluctuations. The community bank segment includes noninterest bearing deposits of $502.8 million, or 31.9%, of total community bank deposits, resulting in a cost of deposits of 1.46%, which is unchanged from the quarter ended March 31, 2026.

Net Interest Income and Margin Discussion
Net interest income was $89.4 million for the quarter ended June 30, 2026, an increase of $6.0 million, or 7.2%, from $83.4 million for the quarter ended March 31, 2026, and an increase of $12.6 million, or 16.4%, from $76.7 million for the quarter ended June 30, 2025. Net interest income compared to March 31, 2026 and June 30, 2025 was higher due to interest on loans due to an increase in average loans receivable partially offset by a decrease in interest on interest earning deposits with other banks due to lower average balances.

Net interest margin was 7.27% for the three months ended June 30, 2026, compared to 7.00% for the three months ended March 31, 2026 and 7.06% for the three months ended June 30, 2025. The increase in net interest margin for the three months ended June 30, 2026 compared to the three months ended March 31, 2026 was primarily driven by a higher proportion of interest-earning assets invested in loans rather than interest-bearing deposits with other banks. Net interest margin, net of BaaS loan expense, (a reconciliation of the non-GAAP measures are set forth in the Non-GAAP Financial Measures section of this earnings release) was 3.98% for the three months ended June 30, 2026, compared to 3.90% for the three months ended March 31, 2026 and 4.07% for the three months ended June 30, 2025. The quarter-over-quarter increase in net interest margin, net of BaaS loan expense, was also primarily driven by a higher proportion of interest-earning assets invested in loans rather than interest-bearing deposits with other banks.

Interest and fees on loans receivable increased $8.2 million, or 8.0%, to $111.1 million for the three months ended June 30, 2026, compared to $102.9 million for the three months ended March 31, 2026, as a result of an increase in loans receivable. Interest and fees on loans receivable increased $12.2 million, or 12.4%, compared to $98.9 million for the three months ended June 30, 2025, due to loan growth, partially offset by a decrease in loan yield.
The following table illustrates how net interest margin and loan yield is affected by BaaS loan expense:

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2026	March 31 2026	June 30 2025
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.27%	7.00%	7.06%
Earning assets	4,928,350	4,830,601	4,356,591
Net interest income (GAAP)	89,367	83,357	76,737
Less: BaaS loan expense	(40,409)	(36,940)	(32,483)
Net interest income, net of BaaS loan expense(2)	$48,958	$46,417	$44,254
Net interest margin, net of BaaS loan expense (1)(2)	3.98%	3.90%	4.07%
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.74%	10.76%	11.11%
Total average loans receivable	$4,148,380	$3,878,626	$3,567,823
Interest and earned fee income on loans (GAAP)	111,097	102,887	98,867
BaaS loan expense	(40,409)	(36,940)	(32,483)
Net loan income(2)	$70,688	$65,947	$66,384
Loan income, net of BaaS loan expense, divided by average loans (1)(2)	6.83%	6.90%	7.46%
(1) Annualized calculations shown for periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
Average investment securities decreased $1.6 million to $45.8 million compared to the three months ended March 31, 2026 as a result of maturities and principal paydowns, and decreased $482,000 compared to the three months ended June 30, 2025.
Cost of funds was 2.62% for the quarter ended June 30, 2026, an increase of three basis points from the quarter ended March 31, 2026 and a decrease of 51 basis points from the quarter ended June 30, 2025. Cost of deposits for the quarter ended June 30, 2026 was 2.57%, compared to 2.56% for the quarter ended March 31, 2026, and 3.10% for the quarter ended June 30, 2025. The decreased cost of funds and deposits compared to June 30, 2025 was largely due to the reductions in the Fed funds rate in 2025.

The following table summarizes the average yield on loans receivable and cost of deposits:

	For the Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.57%	1.46%	6.58%	1.46%	6.53%	1.77%
CCBX (1)	14.56%	3.19%	15.01%	3.17%	16.22%	3.96%
Consolidated	10.74%	2.57%	10.76%	2.56%	11.11%	3.10%
(1)CCBX yield on loans does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income, which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods presented.
The following table illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$78,580	14.56%	$71,153	15.01%	$68,264	16.22%
Less: BaaS loan expense	40,409	7.49%	36,940	7.79%	32,483	7.72%
Net BaaS loan income (1)	$38,171	7.07%	$34,213	7.22%	$35,781	8.50%
Average BaaS Loans(3)	$2,164,634		$1,922,586		$1,688,492
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for the periods presented.
(3) Includes loans held for sale.

Noninterest Income Discussion

Noninterest income was $88.7 million for the three months ended June 30, 2026, an increase of $22.6 million from $66.1 million for the three months ended March 31, 2026, and an increase of $46.0 million from $42.7 million for the three months ended June 30, 2025. The increase in noninterest income for the quarter ended June 30, 2026 as compared to the quarter ended March 31, 2026 was primarily due to a $20.0 million increase in BaaS credit enhancements related to the increase in provision for credit losses based upon an analysis of the CCBX loan portfolio, a $1.3 million increase in BaaS fraud enhancements, and an increase of $1.1 million in BaaS program income (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements).

The $46.0 million increase in noninterest income over the quarter ended June 30, 2025 was primarily due to a $41.0 million increase in BaaS credit and fraud enhancements due primarily to loan growth in the CCBX loan portfolio and an increase of $4.4 million in BaaS program income.
Noninterest Expense Discussion

Total noninterest expense increased $57.7 million to $141.1 million for the three months ended June 30, 2026, compared to $83.5 million for the three months ended March 31, 2026, and increased $68.3 million from $72.8 million for the three months ended June 30, 2025. The $57.7 million increase in noninterest expense for the quarter ended June 30, 2026, as compared to the quarter ended March 31, 2026, was primarily due to a $46.0 million credit enhancement receivable valuation adjustment related to the assessment of collectability for one CCBX partner, a $6.7 million increase in data processing and software licenses and a $451,000 increase in salaries and employee benefits, partially offset by an $805,000 decrease in legal and professional fees. Also contributing to the variance is a $3.5 million increase in BaaS loan expense, and a $1.3 million increase in BaaS fraud expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter in which the loss occurs, and a portion is estimated based on historical or other information from our partners. Data processing and software license costs increased due to continued investments in growth, technology and risk management and included a $4.4 million impact from revising the estimated useful life of certain software assets to reflect their abandonment as they are replaced with the technology modernization initiatives.

The $68.3 million increase in noninterest expenses for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025 was largely due to a $46.0 million credit enhancement receivable valuation adjustment, $8.8 million increase in data processing and software licenses due to enhancements and investments in technology and a $2.2 million increase in salaries and employee benefits. Also contributing to the variance is a $7.9 million increase in BaaS loan expense and a $1.5 million increase in BaaS fraud expense.

Certain operating expenses associated with CCBX programs are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partners in noninterest income. The following table reflects the portion of noninterest expenses that are reimbursed by partners to assist in understanding how the increases in noninterest expense are related to expenses incurred and reimbursed by CCBX partners:

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands; unaudited)	2026	2026	2025
Total noninterest expense (GAAP)	$141,111	$83,452	$72,832
Less: BaaS loan expense	40,409	36,940	32,483
Less: BaaS fraud expense	4,312	3,059	2,804
Less: Reimbursement of expenses (BaaS)	2,259	2,392	646
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) (1)	$94,131	$41,061	$36,899
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Provision for Income Taxes
The provision for income taxes reflected a benefit of $13.1 million for the three months ended June 30, 2026, compared to tax expense of $2.6 million for the three months ended March 31, 2026 and $3.4 million for the three months ended June 30, 2025. The tax benefit recognized during the three months ended June 30, 2026 was primarily attributable to the pre-tax loss incurred during the period, while differences between periods also reflect changes in the taxability of certain equity awards.

As CCBX activities and employee presence expand into additional states, the Company becomes subject to additional state tax jurisdictions, which has increased the overall tax rate used in calculating the provision for income taxes. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 5.14% for calculating the provision for state income taxes.
Financial Condition Overview
Total assets decreased $207.7 million, or 3.7%, to $5.46 billion at June 30, 2026 compared to $5.66 billion at March 31, 2026. The decrease is primarily comprised of a $482.4 million decrease in interest earning deposits with other banks and a $16.2 million decrease in loans held for sale, partially offset by a $348.9 million increase in loans receivable.

As of June 30, 2026, in addition to the $1.01 billion in cash on hand, the Company had borrowing capacity of up to a total of $865.6 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, plus an additional $250.0 million available under credit facilities with banker's banks. There were no borrowings outstanding on these lines as of June 30, 2026.
The Company, on a stand alone basis, had a cash balance of $40.2 million as of June 30, 2026, a portion of which is retained for general operating purposes, including debt repayment, and for funding $917,000 in commitments to bank technology investment funds, with the remaining cash available to be contributed to the Bank as capital.

Uninsured deposits were estimated at $1.35 billion as of June 30, 2026, compared to $1.77 billion as of March 31, 2026. While uninsured deposits decreased from the prior quarter, they are expected to remain above historical levels due to the composition and timing of certain partner deposit balances, including the periodic use of sweep arrangements.
Total shareholders’ equity as of June 30, 2026 decreased $40.3 million since March 31, 2026. The decrease in shareholders’ equity was primarily comprised of $42.1 million in net losses partially offset by an increase of $1.8 million in common stock outstanding as a result of equity awards vested and exercised during the three months ended June 30, 2026.
The Company and the Bank remained well capitalized at June 30, 2026, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.12%	9.11%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.97%	10.86%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.97%	10.94%	8.00%
Total Capital (to risk-weighted assets)	12.27%	13.30%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.

Asset Quality
The allowance for credit losses was $213.7 million and 5.08% of loans receivable at June 30, 2026 compared to $172.4 million and 4.47% at March 31, 2026 and $164.8 million and 4.65% at June 30, 2025. The allowance for credit loss allocated to the CCBX portfolio was $198.0 million and 8.90% of CCBX loans receivable at June 30, 2026, with $15.7 million of allowance for credit loss allocated to the community bank, or 0.79% of total community bank loans receivable.

The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of June 30, 2026			As of March 31, 2026			As of June 30, 2025
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,982,518	$2,225,752	$4,208,270	$1,975,255	$1,884,124	$3,859,379	$1,860,088	$1,680,280	$3,540,368
Allowance for credit losses	(15,723)	(198,001)	(213,724)	(18,153)	(154,274)	(172,427)	(18,936)	(145,858)	(164,794)
Allowance for credit losses to total loans receivable	0.79%	8.90%	5.08%	0.92%	8.19%	4.47%	1.02%	8.68%	4.65%
Net charge-offs totaled $50.6 million for the quarter ended June 30, 2026, compared to $49.6 million for the quarter ended March 31, 2026 and $49.3 million for the quarter ended June 30, 2025. Net charge-offs as a percent of average loans decreased to 4.90% for the quarter ended June 30, 2026 compared to 5.18% for the quarter ended March 31, 2026, and 5.54% for the quarter ended June 30, 2025. Under one partner program, the Company retains ownership of approximately 5% of a $350.8 million loan portfolio and retains the provision for credit losses for that portfolio. At June 30, 2026, our retained exposure totaled $23.4 million in loans. Net charge-offs for this $23.4 million in loans were $1.0 million for the three months ended June 30, 2026, $1.0 million for the three months ended March 31, 2026 and $1.3 million for the three months ended June 30, 2025.
The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$56	$58,162	$58,218	$2	$54,521	$54,523	$11	$53,769	$53,780
Gross recoveries	(2)	(7,581)	(7,583)	(3)	(4,933)	(4,936)	(2)	(4,465)	(4,467)
Net charge-offs (recoveries)	$54	$50,581	$50,635	$(1)	$49,588	$49,587	$9	$49,304	$49,313
Net charge-offs to average loans (1)	0.01%	9.37%	4.90%	0.00%	10.46%	5.18%	0.00%	11.71%	5.54%
(1) Annualized calculations shown for periods presented.
During the quarter ended June 30, 2026, a $94.3 million provision for credit losses was recorded for CCBX partner loans, compared to $52.6 million for the quarter ended March 31, 2026. The increase in the provision for credit losses compared to the prior quarter was primarily driven by loan growth, changes in the composition of the loan portfolio and the establishment of a $22.8 million specific provision related to one partner relationship for credit losses not expected to be fully recovered under the partner's indemnification arrangement following an individual assessment of collectability, bringing the CCBX allowance for credit losses to $198.0 million at June 30, 2026 compared to $154.3 million at March 31, 2026. In general, CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts, with expected losses reflected in the allowance for credit losses. When provision expense is recognized for CCBX credit losses and unfunded commitments that are subject to partner indemnification, we also record a credit enhancement asset through noninterest income (BaaS credit enhancements) representing amounts contractually due under the applicable partner agreements. We evaluate the collectability of the credit enhancement asset each reporting period and record a valuation adjustment when collection of all or a portion of the asset is no longer considered probable. The credit enhancement asset is reduced as indemnification payments are received from CCBX partners. Management regularly evaluates and manages counterparty risk associated with its CCBX partners, as the Bank could incur additional credit losses to the extent a partner is unable to fulfill its contractual obligations.
The factors used in management’s analysis for community bank credit losses indicated that a provision recapture of $2.2 million was needed for the quarter ended June 30, 2026 compared to a provision recapture of $1.4 million and $47,000 for the quarters ended March 31, 2026 and June 30, 2025, respectively. The provision recapture in the current period was due to a decrease in weighted average life of the construction, land and land development portfolio and an improvement in the overall mix of the portfolio.
The following table details the provision expense/(recapture) for the community bank and CCBX for the period indicated:

	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Community bank	$(2,164)	$(1,428)	$(47)
CCBX	94,309	52,563	30,976
Total provision expense	$92,145	$51,135	$30,929
Included in provision expense was a $213,000 provision for unfunded commitments, recorded primarily due to higher loss rates on certain CCBX loans.
At June 30, 2026, our nonperforming assets were $75.2 million, or 1.38%, of total assets, compared to $67.6 million, or 1.19%, of total assets, at March 31, 2026, and $60.9 million, or 1.36%, of total assets, at June 30, 2025. These ratios are impacted by nonperforming CCBX loans that are covered by CCBX partner credit enhancements. As of June 30, 2026, $67.0 million of the $69.0 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements described above. Additionally, certain CCBX partners employ collection practices that place specific loans on nonaccrual status to enhance collectability. As of June 30, 2026, $24.6 million of these loans are less than 90 days past due.
Nonperforming assets increased $7.5 million during the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026. Community bank nonperforming loans increased $1.4 million from March 31, 2026 to $6.2 million as of June 30, 2026. CCBX nonperforming loans increased $6.2 million to $69.0 million from March 31, 2026. The increase in CCBX nonperforming loans is due to an increase of $2.9 million in nonaccrual loans from March 31, 2026 to $30.5 million, combined with a $3.3 million increase in CCBX loans that are past due 90 days or more and still accruing interest. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners, we would typically anticipate that balances 90 days past due or more and still accruing will generally increase as those loan portfolios grow. Consumer loans originated through CCBX lending partners may continue to accrue interest beyond 90 days past due. Installment (closed-end) loans generally continue to accrue until 120 past due while revolving (open-end) loans generally continue to accrue until 180 days past due. There were no repossessed assets or other real estate owned at June 30, 2026. Our nonperforming loans to loans receivable ratio was 1.79% at June 30, 2026, compared to 1.75% at March 31, 2026 and 1.72% at June 30, 2025.

The following table details the Company’s nonperforming assets for the periods indicated.

Consolidated	As of
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Nonaccrual loans:
Commercial and industrial loans	$243	$251	$2,333
Real estate loans:
Construction, land and land development	—	—	1,697
Residential real estate	1,705	314	—
Commercial real estate	4,344	4,344	—
Consumer and other loans:
Credit cards	26,670	24,497	20,140
Other consumer and other loans	3,729	3,015	4,063
Total nonaccrual loans	36,691	32,421	28,233
Accruing loans past due 90 days or more:
Commercial & industrial loans	504	604	926
Real estate loans:
Residential real estate loans	1,446	2,241	1,817
Consumer and other loans:
Credit cards	27,077	24,149	23,116
Other consumer and other loans	9,472	8,205	6,775
Total accruing loans past due 90 days or more	38,499	35,199	32,634
Total nonperforming loans	75,190	67,620	60,867
Real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$75,190	$67,620	$60,867
Total nonaccrual loans to loans receivable	0.87%	0.84%	0.80%
Total nonperforming loans to loans receivable	1.79%	1.75%	1.72%
Total nonperforming assets to total assets	1.38%	1.19%	1.36%

The following tables detail the CCBX and community bank nonperforming assets, which are included in the total nonperforming assets table above.

CCBX	As of
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Nonaccrual loans:
Commercial and industrial loans:
All other commercial & industrial loans	$68	$81	$188
Consumer and other loans:
Credit cards	26,670	24,497	20,140
Other consumer and other loans	3,729	3,015	4,063
Total nonaccrual loans	30,467	27,593	24,391
Accruing loans past due 90 days or more:
Commercial & industrial loans	504	604	926
Real estate loans:
Residential real estate loans	1,446	2,241	1,817
Consumer and other loans:
Credit cards	27,077	24,149	23,116
Other consumer and other loans	9,472	8,205	6,775
Total accruing loans past due 90 days or more	38,499	35,199	32,634
Total nonperforming loans	68,966	62,792	57,025
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$68,966	$62,792	$57,025
Total CCBX nonperforming assets to total consolidated assets	1.26%	1.11%	1.27%

Community Bank	As of
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Nonaccrual loans:
Commercial and industrial loans	$175	$170	$2,145
Real estate:
Construction, land and land development	—	—	1,697
Residential real estate	1,705	314	—
Commercial real estate	4,344	4,344	—
Total nonaccrual loans	6,224	4,828	3,842
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	6,224	4,828	3,842
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$6,224	$4,828	$3,842
Total community bank nonperforming assets to total consolidated assets	0.11%	0.09%	0.09%
Negative deposit account balances are reclassified as loans for financial reporting purposes and are included in the Company's allowance for credit losses under its CECL methodology. Because these balances do not accrue interest, they are not included in nonaccrual loans. Management monitors the aging, collectability and expected credit losses associated with these balances as part of its ongoing credit risk management process. At June 30, 2026, reclassified negative deposit accounts outstanding for more than 90 days totaled $22.8 million.

About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $5.46 billion Bank provides service through 14 full-service branches in Snohomish, Island and King Counties, one loan production office in King County, the Internet and its mobile banking application. The Bank provides banking as a service to digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment. To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, esprink@coastalbank.com
Brandon J. Soto, Executive Vice President & Chief Financial Officer, bsoto@coastalbank.com
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to effectively evaluate and manage counterparty risk associated with CCBX partners and the risk that the conflicts in the Middle East and/or changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, may adversely impact our business, financial condition, and results of operations and those other risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Cash and due from banks	$48,088	$52,695	$34,241	$34,928	$29,546
Interest earning deposits with other banks	960,360	1,442,772	702,729	607,330	690,213
Investment securities, available-for-sale, at fair value	27	28	29	31	33
Investment securities, held-to-maturity, at amortized cost	45,219	46,141	48,218	43,911	45,544
Other investments	14,177	14,023	12,837	12,778	12,521
Loans held for sale	107,838	124,039	71,216	42,894	60,474
Loans receivable	4,208,270	3,859,379	3,749,531	3,703,848	3,540,330
Allowance for credit losses	(213,724)	(172,427)	(169,530)	(173,813)	(164,794)
Total loans receivable, net	3,994,546	3,686,952	3,580,001	3,530,035	3,375,536
CCBX credit enhancement asset, net	154,346	180,587	177,657	177,741	167,779
CCBX receivable	28,134	24,926	23,047	16,260	13,009
Premises and equipment, net	25,736	29,710	29,325	29,114	29,052
Lease right-of-use assets	4,368	4,641	4,821	4,788	4,891
Accrued interest receivable	20,937	20,139	18,613	20,493	20,849
Bank-owned life insurance, net	14,199	14,044	13,910	13,777	13,648
Deferred tax asset, net	16,196	—	—	—	3,829
Intangible assets, net	4,207	4,434	4,536	—	—
Other assets	17,774	18,698	20,257	18,996	13,635
Total assets	$5,456,152	$5,663,829	$4,741,437	$4,553,076	$4,480,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$4,861,898	$5,041,164	$4,144,199	$3,972,563	$3,913,571
Subordinated debt, net	44,518	44,480	44,443	44,406	44,368
Junior subordinated debentures, net	3,594	3,594	3,593	3,593	3,592
Deferred compensation	236	251	267	281	295
Accrued interest payable	2,178	2,665	1,435	1,106	954
Lease liabilities	4,522	4,799	4,984	4,956	5,063
CCBX payable	32,980	28,410	27,492	31,221	32,939
Deferred tax liability, net	—	1,656	853	799	—
Other liabilities	42,779	33,048	23,212	18,874	18,068
Total liabilities	4,992,705	5,160,067	4,250,478	4,077,799	4,018,850
SHAREHOLDERS’ EQUITY
Common Stock	236,012	234,222	233,438	230,399	230,423
Retained earnings	227,436	269,541	257,522	244,879	231,287
Accumulated other comprehensive loss, net of tax	(1)	(1)	(1)	(1)	(1)
Total shareholders’ equity	463,447	503,762	490,959	475,277	461,709
Total liabilities and shareholders’ equity	$5,456,152	$5,663,829	$4,741,437	$4,553,076	$4,480,559

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$111,097	$102,887	$100,206	$100,367	$98,867
Interest on interest earning deposits with other banks	6,607	8,128	6,810	8,007	8,085
Interest on investment securities	612	622	635	616	626
Dividends on other investments	238	44	235	37	219
Total interest income	118,554	111,681	107,886	109,027	107,797
INTEREST EXPENSE
Interest on deposits	28,043	27,670	27,863	30,466	30,400
Interest on borrowed funds	1,144	654	658	660	660
Total interest expense	29,187	28,324	28,521	31,126	31,060
Net interest income	89,367	83,357	79,365	77,901	76,737
PROVISION FOR CREDIT LOSSES	92,157	51,398	48,041	56,598	32,211
Net interest income after provision for credit losses	(2,790)	31,959	31,324	21,303	44,526
NONINTEREST INCOME
Service charges and fees	1,016	850	882	903	913
Unrealized gain (loss) on equity securities, net	(25)	126	—	9	(439)
Other income	667	410	459	461	496
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,658	1,386	1,341	1,373	970
Servicing and other BaaS fees	2,917	2,623	2,113	1,575	1,896
Transaction and interchange fees	6,836	5,873	4,924	4,878	5,109
Reimbursement of expenses	2,259	2,392	1,868	1,412	646
BaaS program income	12,012	10,888	8,905	7,865	7,651
BaaS credit enhancements	70,725	50,744	47,325	55,412	31,268
BaaS fraud enhancements	4,312	3,059	1,090	2,127	2,804
BaaS indemnification income	75,037	53,803	48,415	57,539	34,072
Total noninterest income	88,707	66,077	58,661	66,777	42,693

NONINTEREST EXPENSE
Salaries and employee benefits	23,615	23,164	22,787	20,189	21,450
Occupancy	890	859	1,091	952	915
Data processing and software licenses	14,348	7,643	6,978	6,114	5,541
Legal and professional expenses	6,197	7,002	4,447	3,957	5,962
Point of sale expense	464	445	105	69	69
Excise taxes	988	1,169	756	696	681
Federal Deposit Insurance Corporation ("FDIC") assessments	829	573	817	815	790
Director and staff expenses	718	668	870	544	612
Marketing	6	38	259	272	50
Credit enhancement receivable valuation adjustment	46,009	—	—	—	—
Other expense	2,326	1,892	2,348	1,597	1,475
Noninterest expense, excluding BaaS loan and BaaS fraud expense	96,390	43,453	40,458	35,205	37,545
BaaS loan expense	40,409	36,940	31,256	32,840	32,483
BaaS fraud expense	4,312	3,059	1,090	2,127	2,804
BaaS loan and fraud expense	44,721	39,999	32,346	34,967	35,287
Total noninterest expense	141,111	83,452	72,804	70,172	72,832
(Loss) income before provision for income taxes	(55,194)	14,584	17,181	17,908	14,387
(BENEFIT) PROVISION FOR INCOME TAXES	(13,089)	2,565	4,538	4,316	3,359
NET INCOME	$(42,105)	$12,019	$12,643	$13,592	$11,028
Basic (loss) earnings per common share	$(2.76)	$0.79	$0.84	$0.90	$0.73
Diluted (loss) earnings per common share	$(2.76)	$0.78	$0.82	$0.88	$0.71
Weighted average number of common shares outstanding:
Basic	15,243,357	15,179,447	15,116,005	15,093,274	15,033,296
Diluted	15,243,357	15,422,822	15,455,856	15,443,987	15,447,923

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$717,893	$6,607	3.69%	$891,511	$8,128	3.70%	$729,652	$8,085	4.44%
Investment securities, available-for-sale (2)	28	—	—	30	1	13.52	35	—	—
Investment securities, held-to-maturity (2)	45,781	612	5.36	47,420	621	5.31	46,256	626	5.43
Other investments	16,268	238	5.87	13,014	44	1.37	12,825	219	6.85
Loans receivable (3)	4,148,380	111,097	10.74	3,878,626	102,887	10.76	3,567,823	98,867	11.11
Total interest earning assets	4,928,350	118,554	9.65	4,830,601	111,681	9.38	4,356,591	107,797	9.92
Noninterest earning assets:
Allowance for credit losses	(171,130)			(166,987)			(176,022)
Other noninterest earning assets	327,580			324,660			298,698
Total assets	$5,084,800			$4,988,274			$4,479,267

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$3,781,107	$28,043	2.97%	$3,798,235	$27,670	2.95%	$3,369,574	$30,400	3.62%
Fed funds borrowings	1,099	11	4.01	—	—	—	—	—	—
FHLB advances and other borrowings	48,725	480	3.95	—	—	—	3	1	—
Subordinated debt	44,494	598	5.39	44,457	599	5.46	44,345	598	5.41
Junior subordinated debentures	3,594	55	6.14	3,593	55	6.21	3,592	61	6.81
Total interest bearing liabilities	3,879,019	29,187	3.02	3,846,285	28,324	2.99	3,417,514	31,060	3.65
Noninterest bearing deposits	588,188			585,211			562,174
Other liabilities	107,447			59,333			44,452
Total shareholders' equity	510,146			497,445			455,127
Total liabilities and shareholders' equity	$5,084,800			$4,988,274			$4,479,267
Net interest income		$89,367			$83,357			$76,737
Interest rate spread			6.63%			6.39%			6.27%
Net interest margin (4)			7.27%			7.00%			7.06%

(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,983,746	$32,517	6.57%	$1,956,040	$31,734	6.58%	$1,879,331	$30,603	6.53%
Total interest earning assets	1,983,746	32,517	6.57	1,956,040	31,734	6.58	1,879,331	30,603	6.53
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,062,196	5,657	2.14%	1,057,293	5,571	2.14%	1,048,506	6,783	2.59%
Intrabank liability	426,969	3,931	3.69	403,880	3,625	3.64	342,232	3,792	4.44
Total interest bearing liabilities	1,489,165	9,588	2.58	1,461,173	9,196	2.55	1,390,738	10,575	3.05
Noninterest bearing deposits	494,581			494,867			488,593
Net interest income		$22,929			$22,538			$20,028
Net interest margin(3)			4.64%			4.67%			4.27%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$2,164,634	$78,580	14.56%	$1,922,586	$71,153	15.01%	$1,688,492	$68,264	16.22%
Intrabank asset	647,884	5,962	3.69	908,700	8,156	3.64	706,157	7,825	4.44
Total interest earning assets	2,812,518	84,542	12.06	2,831,286	79,309	11.36	2,394,649	76,089	12.74
Liabilities
Interest bearing liabilities:
Interest bearing deposits	2,718,911	22,386	3.30%	2,740,942	22,099	3.27%	2,321,068	23,617	4.08%
Total interest bearing liabilities	2,718,911	22,386	3.30	2,740,942	22,099	3.27	2,321,068	23,617	4.08
Noninterest bearing deposits	93,607			90,344			73,581
Net interest income		$62,156			$57,210			$52,472
Net interest margin(3)			8.86%			8.19%			8.79%
Net interest margin, net of BaaS loan expense(5)			3.10%			2.90%			3.35%

	For the Three Months Ended
	June 30, 2026			March 31, 2026				June 30, 2025
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$717,893	$6,607	3.69%	$891,511		$8,128	3.70%	$729,652	$8,085	4.44%
Investment securities, available-for-sale (6)	28	—	3.52	30		1	13.52	35	—	—
Investment securities, held-to-maturity (6)	45,781	612	5.36	47,420		621	5.31	46,256	626	5.43
Other investments	16,268	238	5.87	13,014		44	1.37	12,825	219	6.85
Total interest earning assets	779,970	7,457	3.83%	951,975	—	8,794	3.75%	788,768	8,930	4.54%
Liabilities
Interest bearing liabilities:
Fed funds borrowings	$1,099	11	4.01%	$—		—	—%	$—	—	—%
FHLB advances and borrowings	48,725	480	3.95	—		—	—	3	1	—
Subordinated debt	44,494	598	5.39	44,457		599	5.46	44,345	598	5.41
Junior subordinated debentures	3,594	55	6.14	3,593		55	6.21	3,592	61	6.81
Intrabank liability, net (7)	220,915	2,031	3.69	504,820		4,531	3.64	363,925	4,033	4.44
Total interest bearing liabilities	318,827	3,175	3.99	552,870		5,185	3.80	411,865	4,693	4.57
Net interest income		$4,282				$3,609			$4,237
Net interest margin(3)			2.20%				1.54%			2.15%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense, includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on loans and CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Loan income, net of BaaS loan expense, divided by average loans, is a non-GAAP measure that includes the impact of BaaS loan expense on loan income and the yield on loans. The most directly comparable GAAP measure is yield on loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact of BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
CCBX net interest margin, net of BaaS loan expense, is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is CCBX net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

CCBX	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2026	March 31 2026	June 30 2025
CCBX loan income net of BaaS loan expense divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	14.56%	15.01%	16.22%
Total average CCBX loans receivable	$2,164,634	$1,922,586	$1,688,492
Interest and earned fee income on CCBX loans (GAAP)	78,580	71,153	68,264
BaaS loan expense	(40,409)	(36,940)	(32,483)
Net BaaS loan income	$38,171	$34,213	$35,781
Net BaaS loan income divided by average CCBX loans (1)	7.07%	7.22%	8.50%
CCBX net interest margin, net of BaaS loan expense:
CCBX net interest margin (1)	8.86%	8.19%	8.79%
CCBX earning assets	2,812,518	2,831,286	2,394,649
Net interest income (GAAP)	62,156	57,210	52,472
Less: BaaS loan expense	(40,409)	(36,940)	(32,483)
Net interest income, net of BaaS loan expense	$21,747	$20,270	$19,989
CCBX net interest margin, net of BaaS loan expense (1)	3.10%	2.90%	3.35%

Consolidated	As of and for the Three Months Ended
(dollars in thousands; unaudited)	June 30 2026	March 31 2026	June 30 2025
Loan income net of BaaS loan expense divided by average loans:
Loan yield (GAAP)(1)	10.74%	10.76%	11.11%
Total average loans receivable	$4,148,380	$3,878,626	$3,567,823
Interest and earned fee income on loans (GAAP)	111,097	102,887	98,867
BaaS loan expense	(40,409)	(36,940)	(32,483)
Net loan income	$70,688	$65,947	$66,384
Loan income, net of BaaS loan expense, divided by average loans (1)	6.83%	6.90%	7.46%
Net interest margin, net of BaaS loan expense:
Net interest margin (1)	7.27%	7.00%	7.06%
Earning assets	4,928,350	4,830,601	4,356,591
Net interest income (GAAP)	89,367	83,357	76,737
Less: BaaS loan expense	(40,409)	(36,940)	(32,483)
Net interest income, net of BaaS loan expense	$48,958	$46,417	$44,254
Net interest margin, net of BaaS loan expense (1)	3.98%	3.90%	4.07%
(1) Annualized calculations for periods presented.

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS) on noninterest expense. Certain noninterest expenses are reimbursed by our CCBX partners. In accordance with GAAP we recognize all expenses in noninterest expense and the reimbursement of expenses from our CCBX partners in noninterest income. This non-GAAP measure is intended to help investors distinguish between noninterest expenses borne by the Company and those incurred for, and reimbursed by, CCBX partners.The most comparable GAAP measure is noninterest expense.

	As of and for the Three Months Ended
(dollars in thousands, unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses (BaaS)
Noninterest expense (GAAP)	$141,111	$83,452	$72,832
Less: BaaS loan expense	40,409	36,940	32,483
Less: BaaS fraud expense	4,312	3,059	2,804
Less: Reimbursement of expenses	2,259	2,392	646
Noninterest expense, net of BaaS loan expense, BaaS fraud expense and reimbursement of expenses	$94,131	$41,061	$36,899
The following non-GAAP measure is presented to illustrate the impact of intangible assets on book value per share. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share.

	As of
(dollars in thousands, except per share information, unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Tangible book value per share
Book value (GAAP)	$30.33	$33.05	$32.43	$31.45	$30.59
Total shareholders' equity	463,447	503,762	490,959	475,277	461,709
Less: Intangible assets	4,207	4,434	4,536	—	—
Tangible book value	$459,240	$499,328	$486,423	$475,277	$461,709
Common shares outstanding	15,280,689	15,241,491	15,140,192	15,112,000	15,093,036
Tangible book value per share	$30.05	$32.76	$32.13	$31.45	$30.59

APPENDIX A
As of June 30, 2026
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $4.22 billion in outstanding loan balances. When combined with $2.82 billion in unused commitments, the total of these categories is $7.03 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 31.3% of our total balance of outstanding loans as of June 30, 2026. Unused commitments to extend credit represents an additional $38.6 million, and the combined total in commercial real estate loans represents $1.36 billion, or 19.3% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitments by industry for our commercial real estate portfolio as of June 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Apartments	$360,740	$11,168	$371,908	5.3%	$3,797	95
Hotel/Motel	191,714	4,429	196,143	2.8	7,101	27
Convenience Store	144,884	4,259	149,143	2.1	2,195	66
Retail	108,937	778	109,715	1.6	1,184	92
Warehouse	102,109	250	102,359	1.4	1,964	52
Mixed use	100,452	6,961	107,413	1.5	1,092	92
Office	85,371	4,180	89,551	1.3	1,041	82
Mini Storage	63,418	—	63,418	0.9	4,530	14
Strip Mall	42,536	—	42,536	0.6	6,077	7
Manufacturing	31,932	1,695	33,627	0.5	1,228	26
Groups < 0.50% of total	87,705	4,856	92,561	1.3	1,201	73
Total	$1,319,798	$38,576	$1,358,374	19.3%	$2,108	626
Consumer loans comprise 39.9% of our total balance of outstanding loans as of June 30, 2026. Unused commitments to extend credit represents an additional $1.20 billion, and the combined total in consumer and other loans represents $2.89 billion, or 41.0% of our total outstanding loans and loan commitments. The $1.20 billion in commitments is subject to CCBX partner/portfolio maximum limits. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $500. CCBX consumer loans are underwritten to CCBX credit standards, and underwriting of these loans is regularly tested, including quarterly testing for partners with the largest exposures.

The following table summarizes our loan commitments by industry for our consumer and other loan portfolio as of June 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$753,171	$1,039,541	$1,792,712	25.5%	$1.5	500,348
Installment loans	738,321	42,958	781,279	11.1	0.4	1,851,498
Lines of credit	144,947	109,649	254,596	3.6	0.2	943,772
Other loans	35,511	—	35,511	0.5	0.1	284,612
Community bank consumer loans
Installment loans	681	5	686	0.0	28.4	24
Lines of credit	210	338	548	0.0	6.8	31
Other loans	9,869	10,000	19,869	0.3	25.0	395
Total	$1,682,710	$1,202,491	$2,885,201	41.0%	$0.5	3,580,680
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 12.4% of our total balance of outstanding loans as of June 30, 2026. Unused commitments to extend credit represents an additional $785.7 million, which is subject to partner/portfolio maximum limits, and the combined total in residential real estate loans represents $1.31 billion, or 18.6% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitments by industry for our residential real estate loan portfolio as of June 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity lines of credit	$324,873	$737,158	$1,062,031	15.1%	$29	11,235
Community bank residential real estate loans
Closed end, secured by first liens	152,915	517	153,432	2.2	537	285
Home equity lines of credit	36,073	47,081	83,154	1.2	133	271
Closed end, second liens	10,542	963	11,505	0.1	319	33
Total	$524,403	$785,719	$1,310,122	18.6%	$44	11,824
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 11.1% of our total balance of outstanding loans as of June 30, 2026. Unused commitments to extend credit represents an additional $713.8 million, and the combined total in commercial and industrial loans represents $1.18 billion, or 16.8% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $204.8 million in outstanding capital call lines, with an additional $591.0 million in available loan commitments, which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards, and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of June 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments (1)	Total Outstanding Balance & Available Commitments (1)	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
CCBX C&I loans
Capital call lines	$204,835	$590,962	$795,797	11.3%	$1,626	126
Retail and other loans	24,638	18,364	43,002	0.6	14	1,732
Community bank C&I loans
Financial institutions	101,145	—	101,145	1.4	4,214	24
Other Venture Capital	60,402	30,000	90,402	1.3	12,080	5
Construction/Contractor services	39,274	27,488	66,762	1.0	224	175
Medical / Dental / Other care	5,338	263	5,601	0.1	411	13
Transportation	4,222	15	4,237	0.1	603	7
Manufacturing	4,458	3,182	7,640	0.1	135	33
Groups < 0.10% of total	22,337	43,509	65,846	0.9	111	202
Total	$466,649	$713,783	$1,180,432	16.8%	$201	2,317
(1) Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Construction, land and land development loans comprise 5.3% of our total balance of outstanding loans as of June 30, 2026. Unused commitments to extend credit represent an additional $75.3 million, and the combined total in construction, land and land development loans represents $296.8 million, or 4.2% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of June 30, 2026:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitments	% of Total Loans (Outstanding Balance & Available Commitments)	Average Loan Balance	Number of Loans
Commercial construction	$121,058	$24,702	$145,760	2.1%	$11,005	11
Residential construction	43,162	43,338	86,500	1.2	1,308	33
Land development	24,753	6,877	31,630	0.5	2,475	10
Undeveloped land loans	17,011	—	17,011	0.2	1,418	12
Developed land loans	15,578	368	15,946	0.2	1,198	13
Total	$221,562	$75,285	$296,847	4.2%	$2,805	79

Exposure and risk in our construction, land and land development portfolio increased compared to recent periods as indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial construction	$121,058	$138,232	$124,894	$124,240	$104,078
Residential construction	43,162	34,241	37,395	35,929	39,831
Undeveloped land loans	17,011	20,633	20,704	20,584	20,067
Developed land loans	15,578	18,855	20,559	22,756	22,875
Land development	24,753	22,950	18,523	14,552	7,299
Total	$221,562	$234,911	$222,075	$218,061	$194,150
Commitments to extend credit for on-balance sheet loans total $2.82 billion at June 30, 2026, however we do not anticipate our customers using the $2.82 billion that is showing as available due to CCBX partner and portfolio limits.
As of June 30, 2026, commitments associated with sold credit card receivables subject to receivable sale agreements totaled $6.15 billion. While we retain the customer account relationship, receivables generated under these programs are periodically sold to BaaS partners pursuant to the applicable receivable sale agreements and remain subject to the Company's established partner and portfolio limits.
The following table presents commitments associated with outstanding commitments to extend credit for on-balance sheet loans, CCBX sold credit card receivable commitments, standby and commercial letters of credit and equity investment commitments as of June 30, 2026:

Consolidated
(dollars in thousands; unaudited)	As of June 30, 2026 (1)
Commitments to extend credit:
Credit cards	$1,039,541
Residential real estate loans	785,719
Commercial and industrial loans – capital call lines	590,962
Consumer and other loans	162,950
Commercial and industrial loans	122,821
Construction – residential real estate loans	43,339
Commercial real estate loans	38,576
Construction – commercial real estate loans	31,946
Commitments to extend credit	$2,815,854
CCBX sold receivable commitment	$6,153,420
Standby letters of credit	$2,224
Equity investment commitment	$917
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
We have portfolio limits with each of our partners to manage loan concentration risk, liquidity risk and counterparty partner risk. For example, as of June 30, 2026, capital call lines outstanding balance totaled $204.8 million, and while commitments totaled $591.0 million the commitments are cancelable, and are also limited to a maximum of $350.0 million by agreement with the partner. These limits allow us to manage portfolio concentrations with partners and by loan type.

See the table below for CCBX portfolio maximums and related available commitments for on-balance sheet loans:

CCBX
(dollars in thousands; unaudited)	Balance	Percent of CCBX Loans Receivable	Available Commitments (1)	Maximum Portfolio Size	Cash Reserve/Pledge Account Amount
Commercial and industrial loans:
Capital call lines	$204,835	9.2%	$590,962	$350,000	$—
All other commercial & industrial loans	24,638	1.1	18,364	509,897	1,963
Real estate loans:
Home equity lines of credit (2)	324,873	14.6	737,158	356,250	35,067
Consumer and other loans:
Credit cards - cash secured	54		15		—
Credit cards - unsecured	753,117		1,039,526		56,814
Credit cards - total	753,171	33.8	1,039,541	1,208,750	56,814
Installment loans - cash secured	216,766		42,958		—
Installment loans - unsecured	521,555		—		(18,521)
Installment loans - total	738,321	33.2	42,958	1,660,103	(18,521)
Other consumer and other loans	180,458	8.1	109,649	775,000	1,297
Gross CCBX loans receivable	2,226,296	100.0%	$2,538,632	$4,860,000	$76,620
Net deferred origination fees	(544)
Loans receivable	$2,225,752
(1) Remaining commitment available, net of outstanding balance.
(2) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

APPENDIX B
As of June 30, 2026
CCBX – BaaS Reporting Information
During the quarter ended June 30, 2026, $70.7 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide a credit enhancement under which the partner indemnifies or reimburses the Bank for covered credit losses on loans, unfunded commitments and negative deposit accounts. In accordance with U.S. GAAP, we estimate expected credit losses on these exposures and record the related provision for credit losses and reserve for unfunded commitments. Concurrently, a credit enhancement asset is recognized through noninterest income (BaaS credit enhancements) representing the expected reimbursement from the partner. The collectability of the credit enhancement asset is evaluated each reporting period and a valuation adjustment is recorded when collection of all or a portion of the asset is no longer considered probable. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Management regularly evaluates and manages counterparty risk associated with its CCBX partners, as the Bank could incur additional credit losses to the extent a partner is unable to fulfill its contractual obligations.
Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing covered fraud losses. BaaS fraud includes non-credit fraud losses on loans and deposits originated through partners. Generally fraud losses related to loans are comprised primarily of first payment defaults. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement.
Many CCBX partners also pledge a cash reserve account at the Bank, which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses if our partner is unable to fulfill their contractual obligation and if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, then the Bank would be exposed to additional loan and deposit losses as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account, the Bank may consider an alternative plan for funding the cash reserve. This may involve the possibility of adjusting the funding amounts or timelines to better align with the partner's specific situation. If a mutually agreeable funding plan is not agreed to, the Bank could declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit enhancements. In the event of a partner default, the Bank would evaluate any remaining credit enhancement asset associated with that partner to determine whether a write-off is appropriate. If a write-off occurs, the Bank would stop payments to the CCBX partner and retain the full yield and any fee income on the loan portfolio going forward, decreasing our BaaS loan expense.
The Bank records contractual interest earned from the borrowers on CCBX partner loans in interest income, adjusted for origination costs, which are paid or payable to the CCBX partners. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (a reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release) which can be compared to interest income on the Company’s community bank loans.

The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Yield on loans (1)	14.56%	15.01%	16.22%
BaaS loan interest income	$78,580	$71,153	$68,264
Less: BaaS loan expense	40,409	36,940	32,483
Net BaaS loan income (2)	$38,171	$34,213	$35,781
Net BaaS loan income divided by average BaaS loans (1)(2)	7.07%	7.22%	8.50%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
An increase in average loans receivable resulted in increased interest income and net BaaS loan income on CCBX loans during the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026. Our strategy is to optimize the CCBX loan portfolio and strengthen our balance sheet through originating higher quality new loans with enhanced credit standards. These higher quality loans tend to have lower stated rates and expected losses than some of our CCBX loans historically. We continue to manage CCBX credit and concentration levels in an effort to optimize our loan portfolio and also generate off-balance sheet fee income. Growth in CCBX loans has resulted in an increase in interest income for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025, as well as an increase in net BaaS loan income.
The following tables are a summary of the interest components, direct fees and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
BaaS loan interest income	$78,580	$71,153	$68,264
Total BaaS loan interest income	$78,580	$71,153	$68,264

Interest expense	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
BaaS interest expense	$22,386	$22,099	$23,617
Total BaaS interest expense	$22,386	$22,099	$23,617

BaaS income	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
BaaS program income:
Servicing and other BaaS fees	$2,917	$2,623	$1,896
Transaction and interchange fees	6,836	5,873	5,109
Reimbursement of expenses	2,259	2,392	646
Total BaaS program income	12,012	10,888	7,651
BaaS indemnification income:
BaaS credit enhancements	70,725	50,744	31,268
BaaS fraud enhancements	4,312	3,059	2,804
BaaS indemnification income	75,037	53,803	34,072
Total noninterest BaaS income	$87,049	$64,691	$41,723
Servicing and other BaaS fees increased $294,000, and transaction and interchange fees increased $963,000 in the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026. We expect servicing and other BaaS fees to be higher when bringing on new partners and then to decrease when transaction and interchange fees increase as partner activity grows and these recurring fees exceed contracted minimum fees. Increases in BaaS reimbursement of fees offset increases in noninterest expense from BaaS expenses covered by CCBX partners.

BaaS loan and fraud expense:	Three Months Ended
(dollars in thousands; unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
BaaS loan expense	$40,409	$36,940	$32,483
BaaS fraud expense	4,312	3,059	2,804
Total BaaS loan and fraud expense	$44,721	$39,999	$35,287